Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION:

PHIL LYNCH VICE PRESIDENT DIRECTOR CORPORATE COMMUNICATIONS AND PUBLIC RELATIONS 502-774-7928	BEN MARMOR ASSISTANT VICE PRESIDENT DIRECTOR INVESTOR RELATIONS 502-774-6691
FOR IMMEDIATE RELEASE
BRUCE L. BYRNES ELECTED TO BROWN-FORMAN BOARD
     Louisville, KY, September 23, 2010 — Brown-Forman Corporation (NYSE: BFA, BFB) announced today that Bruce L. Byrnes has been elected to the company’s Board of Directors, effective today.
     Byrnes is a former director and executive of the Procter & Gamble Company, where he served in a variety of high-level positions during a career that spanned 38 years. When he retired from P&G in 2008, he was Vice Chairman of the Board of Directors and head of Global Brand Building Training. Prior to that, he served as Vice Chairman of the Board, Global Household Care Division.
     Byrnes currently serves on the boards of directors of the Boston Scientific Corporation, Cincinnati Bell, Inc., and Diebold, Incorporated. He was also active in the Cincinnati community as a member of the Board of Trustees of the Cincinnati Art Museum from 1996 to 2005. Byrnes is a graduate of Princeton University.
     Brown-Forman Presiding Board Chairman Geo. Garvin Brown IV said, “Bruce Byrnes has superior leadership experience at one of the world’s premier consumer companies. His diverse experience across the globe and in a wide array of branded product categories will make him an asset to our board and a contributor to our company’s future success.”
     The election of Byrnes increases the number of directors on Brown-Forman’s Board to 12.
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     For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra. Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.
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